Exhibit (d)(5)

Execution Version

LIMITED GUARANTY

This Limited Guaranty, dated as of August 27, 2023 (this “Limited Guaranty”), by L Catterton X, L.P., a Delaware limited partnership, and L Catterton X Offshore, L.P., a Cayman Islands exempted limited partnership (each, a “Guarantor” and, collectively, the “Guarantors”), is in favor of Thorne HealthTech, Inc., a Delaware corporation (the “Guaranteed Party”). Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Guaranteed Party, Healthspan Merger Sub, Inc., a Delaware corporation (“Purchaser”) and Healthspan Buyer, LLC, a Delaware limited liability company (“Parent”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Merger Agreement.

1. Limited Guaranty. On the terms, and subject to the conditions, set forth herein, each Guarantor hereby, severally (and not jointly or jointly and severally), expressly, absolutely, irrevocably and unconditionally guarantee to the Guaranteed Party (as primary obligor and not merely as a surety), such Guarantor’s pro rata share (as set forth under the heading “Pro Rata Share” on Schedule I attached hereto) (such pro rata share, a “Pro Rata Share”) of Parent’s obligations (if any) to pay to the Guaranteed Party any monetary damages under or arising out of the Merger Agreement and any failure to comply with, or breach of any representation, warranty, covenant, agreement or obligation contained in the Merger Agreement, in each case , subject to the limitations set forth in the Merger Agreement (including Section 8.2(b) and Section 8.2(c) thereof), if and when due (the “Guaranteed Obligations”). Notwithstanding anything to the contrary in this Limited Guaranty or in any other document or agreement, the Guaranteed Party hereby agrees (on behalf of itself and each other Company Related Party) that (a) in no event shall the aggregate liability of all Guarantors under this Limited Guaranty exceed an amount equal to $67,087,918 (such amount, the “Cap”), (b) in no event shall any Guarantor’s aggregate liability under this Limited Guaranty exceed such Guarantor’s pro rata share (as set forth under the heading “Pro Rata Share” on Schedule 1 attached hereto) (such pro rata share, a “Pro Rata Share”) of the Guaranteed Obligations (subject to the Cap), and (c) none of the Guarantors or any Guarantor Affiliate (as hereinafter defined) shall have any obligation or liability to any Person relating to, arising out of or in connection with this Limited Guaranty, other than as expressly set forth herein. Each Guarantors acknowledges and agrees that (a) Parent is delivering a copy of the Equity Commitment Letter to the Guaranteed Party and that the Guaranteed Party is relying on the obligations and commitments of the Guarantors under the Equity Commitment Letter in connection with the Guaranteed Party’s decision to enter into the Merger Agreement and consummate the transactions contemplated thereby, (b) the provisions of this Limited Guaranty (i) are not intended to and do not adequately compensate for the harm that would result from a breach of the Merger Agreement or a breach of any Guarantor’s obligations to fund the Commitment (as defined in the Equity Commitment Letter) in accordance with the terms of the Equity Commitment Letter, and (ii) shall not be construed to diminish or otherwise impair in any respect the Guaranteed Party’s right to specific enforcement, to cause Parent or Purchaser to cause, or to directly cause, any Guarantor to fund, directly or indirectly, the Commitment under the Equity Commitment Letter, and to cause Parent and Purchaser to consummate the transactions contemplated by the Merger Agreement, (c) the payment of the Guaranteed Obligations is subject to the last sentence of Section 5(a) of the Equity Commitment Letter and Sections 9.10(a) and 9.10(b)(v) of the Merger Agreement and (d) the right of specific performance under the Equity Commitment Letter and the Merger Agreement are an integral part of the transactions contemplated by the Merger Agreement and without those rights, the Guaranteed Party would not have entered into the Merger Agreement. For the avoidance of doubt, the election to pursue any injunction or specific performance under Section 9.10 of the Merger Agreement or the Equity Commitment Letter shall not restrict, impair or otherwise limit the Guaranteed Party from, in the alternative, attempting to collect the Guaranteed Obligations; provided, that, without limiting the ability of the Guaranteed Party to seek both remedies, under no circumstances shall the Guaranteed Party be permitted or entitled to receive both a grant of specific performance under Section 9.10 of the Merger Agreement to cause Parent and Purchaser to consummate the transactions contemplated by the Merger Agreement, on the one hand, and the payment of the Guaranteed Obligations, on the other hand. All payments hereunder shall be made in lawful money of the United States, by wire transfer of immediately available funds.

2. Terms of Limited Guaranty.

(a) This Limited Guaranty is one of payment, not collection, and a separate Legal Proceeding or Legal Proceedings may be brought and prosecuted against each Guarantor by the Guaranteed Party in the Chosen Court (as hereinafter defined) to enforce this Limited Guaranty up to an amount equal to its Pro Rata Share of the Guaranteed Obligations on the terms, and subject to the conditions, set forth herein (including, for the avoidance of doubt, the Cap), irrespective of whether any Legal Proceeding is brought against Parent or Purchaser or whether Parent or Purchaser is joined in any such Legal Proceeding or Legal Proceedings. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Guaranteed Party may commence any Legal Proceeding in any court, body, forum, or venue to enforce any order or judgment of the Chosen Court (an “Enforcement Proceeding”).

(b) Except as otherwise expressly provided herein and without amending or limiting the other provisions of this Limited Guaranty (including, for the avoidance of doubt, Section 2(f) and Section 5), the liability of each Guarantor under this Limited Guaranty shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of, and each Guarantor hereby acknowledges and agrees that the obligations of each Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, and each Guarantor hereby waives any defense based upon or arising out of:

(i) the value, genuineness, or regularity, of the Merger Agreement, the Equity Commitment Letter or any other agreement or instrument referred to herein, including this Limited Guaranty (other than in the case of defenses to the payment of the Guaranteed Obligations that are available to Parent or Purchaser under the Merger Agreement (excluding any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting the Buyer Parties or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement;

(ii) any change in the corporate existence, structure or ownership of Parent or Purchaser or such Guarantor, or any insolvency, bankruptcy, reorganization, moratorium or other similar proceeding (or any consequences or effects thereof) affecting Parent or Purchaser or such Guarantor or any of their respective assets;

(iii) any waiver, amendment or modification of the Merger Agreement, the Equity Commitment Letter or any other agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations in accordance with its terms, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligations, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any agreement entered into by the Guaranteed Party, on the one hand, and Parent and Purchaser, on the other hand, in connection therewith;

(iv) the existence of any claim, set off or other right that any Guarantor may have at any time against Parent or Purchaser or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise;

(v) the adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligations;

(vi) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Purchaser or any Guarantor;

(vii) the lack of authority of any officer, director or any other person acting or purporting to act on behalf of Parent or Purchaser, or any defect in the formation of Parent or Purchaser;

(viii) any changes in the applicable law of any jurisdiction;

(ix) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, the Equity Commitment Letter, this Limited Guaranty or any related agreement or document;

(x) any failure to obtain any authorization or approval from or other action by or to notify or file with, any Governmental Authority required in connection with the performance of the obligations hereunder by any Guarantor;

(xi) any other act or omission that may operate as a discharge of the Guarantors as a matter of law or equity (other than payment of the Guaranteed Obligations); or

(xii) any impossibility or impracticability of performance, illegality, force majeure, any act of government, or other circumstances which might constitute a defense available to, or a discharge of, Parent or Purchaser or any Guarantor.

(c) Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guaranty or acceptance of this Limited Guaranty. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Parent, Purchaser, or any Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits. Each Guarantor acknowledges and agrees that each of the waivers set forth herein is made with the Guarantor’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined by a final, non-appealable judgment of a court of competent jurisdiction to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law. When pursuing its rights and remedies hereunder against any Guarantor, the Guaranteed Party shall be under no obligation to pursue such rights and remedies it may have against Parent, Purchaser, or any other Person (except as set forth in Section 1 hereof) for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from Parent, Purchaser, or any such other Person or to realize upon or to exercise any such right of offset shall not relieve any Guarantor of any liability hereunder.

(d) The Guaranteed Party may, at any time and from time to time while this Limited Guaranty is in effect, without the consent of or notice to any Guarantor, without incurring responsibility to any Guarantor, and without impairing or releasing the obligations of any Guarantor with respect to the Guaranteed Obligations hereunder, upon or without any terms or conditions and in whole or in part, (i) extend the time of payment of the Guaranteed Obligations and (ii) make any agreement with Parent or Purchaser for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent; provided, however, that nothing contained in this Limited Guaranty is intended to modify or supersede the provisions of the Merger Agreement as between the Guaranteed Party and Parent or Purchaser.

(e) The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that any Guarantor or Parent or Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file such claim shall not affect any of the Guarantors’ obligations hereunder (and notwithstanding anything herein to the contrary, any bar to the payment, or collection, of the Guaranteed Obligations as a result of any such proceeding shall not discharge the obligations of any Guarantor hereunder). Each Guarantor’s obligations under this Limited Guaranty shall not be limited if the Guaranteed Party is precluded for any reason (including, without limitation, the application of the automatic stay under any bankruptcy or insolvency laws) from enforcing or exercising any right or remedy with respect to the Guaranteed Obligations. In the event that any payment to the Guaranteed Party in respect of any

Guaranteed Obligation that is the obligation of a Guarantor hereunder is rescinded or must otherwise be returned for any reason whatsoever, such Guarantor shall remain liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made, on the terms, and subject to the conditions, set forth herein and in the Merger Agreement.

(f) Notwithstanding anything to the contrary in this Limited Guaranty or in any other document or agreement, the Guaranteed Party hereby agrees (on its own behalf and on behalf of the other Company Related Parties) that (i) each Guarantor shall have all defenses to its obligations under this Limited Guaranty (which in any event shall be subject to its Pro Rata Share of the Guaranteed Obligations (subject to the Cap)) that would be available to Parent or any assignee thereof in respect of the Merger Agreement with respect to the Guaranteed Obligations (other than defenses arising from the bankruptcy or insolvency of Parent), as well as any defenses in respect of fraud, willful misconduct or intentional misrepresentation, and (ii) without limiting the generality of clause (i), any breach of, or failure to comply with, the Merger Agreement by the Guaranteed Party or any Company Related Party, including, without limitation, any breach by the Guaranteed Party or any Company Related Party of any representation, warranty, covenant or agreement contained therein or in any Transaction Document (whether such breach or failure results from fraud, willful misconduct, intentional misrepresentation or otherwise), in each case, that would cause any of Parent’s conditions to Closing not to be satisfied or would otherwise relieve Parent’s of any of its obligations under the Merger Agreement shall likewise automatically and without any further action on the part of any Person relieve each Guarantor of its obligations under this Limited Guaranty.

(g) Each Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Parent and Purchaser and of all other circumstances bearing upon the risk of nonpayment by Parent and Purchaser of the Guaranteed Obligations which diligent inquiry would reveal, represents that it has adequate means of obtaining such financial information from Parent and Purchaser on a continuing basis, and agrees that the Company shall have no duty to advise any Guarantor of information known to it regarding such condition or any such circumstances.

3. Waiver of Acceptance, Presentment, Etc. Without amending or limiting the other provisions of this Limited Guaranty (including, for the avoidance of doubt, Section 2(f) and Section 5), each Guarantor expressly and irrevocably waives any and all rights and defenses arising under any applicable law that would otherwise require any election of remedies by the Guaranteed Party, promptness, diligence, acceptance hereof, presentment, demand and protest, any defenses that might be available under any stay, moratorium or similar applicable law, and any notice of any kind not provided for herein or not required to be provided to Parent or Purchaser under or in connection with the Merger Agreement, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable law now or hereafter in effect, any right to require the marshalling of assets of Parent, Purchaser, or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally, other than in respect of fraud, intentional misrepresentation or willful misconduct, defenses that are available to Parent under the Merger Agreement (other than defenses arising from the bankruptcy or insolvency of Parent) and defenses available to each Guarantor under or as a result of a breach by the Guaranteed Party of this Limited Guaranty.

4. Sole Remedy.

(a) The Guaranteed Party acknowledges and agrees, on behalf of itself and on behalf of each of its respective Company Related Parties, that the assets of Parent and Purchaser are limited to cash in a de minimis amount and its rights under, and on the terms, and subject to the conditions, set forth in the Merger Agreement and the Equity Commitment Letter and that no additional funds are expected to be contributed to Parent or Purchaser until the Acceptance Time occurs pursuant to the Merger Agreement. The Guaranteed Party further acknowledges and agrees, on behalf of itself and the Company Related Parties, that no Person (other than each Guarantor on the terms, and subject to the conditions, set forth herein) has any obligations hereunder and that, notwithstanding that any Guarantor may be a limited partnership, limited liability company, exempt company or similar entity or anything to the contrary herein or in any other Transaction Document, the Guaranteed Party and the Company Related Parties have no remedy, recourse or right of recovery under, or otherwise related to, this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter, the other Transaction Documents or the transactions contemplated hereby or thereby against, or contribution from, any Guarantor Affiliate, through any Guarantor or Parent, Purchaser or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim (whether in tort, contract or otherwise) by or on behalf of any Guarantor or Purchaser against any Guarantor or any Guarantor Affiliate, or otherwise, except for the Retained Claims (as hereinafter defined) against the party(ies) with respect to which such claims are Retained Claims.

(b) So long as this Limited Guaranty is in effect, the Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause each of the Company Related Parties not to institute, directly or indirectly, any Legal Proceeding or bring any other claim under, in connection with or otherwise related to this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter, the other Transaction Documents or the transactions contemplated hereby or thereby against any Guarantor or any Guarantor Affiliate, except for the Retained Claims against the party(ies) with respect to which such claims are Retained Claims.

(c) Recourse hereunder by the Guaranteed Party against a Guarantor under, and in accordance with the terms of this Limited Guaranty and recourse for the Retained Claims against the party(ies) with respect to which such claims are Retained Claims, in each case, subject to the Cap (as applicable), and any other conditions or other limitations described in the Merger Agreement, this Limited Guaranty and the other Transaction Documents, shall be the sole and exclusive remedy of the Guaranteed Party and the Company Related Parties against Parent, Purchaser and any Guarantor and any Guarantor Affiliate in respect of any claims, liabilities losses or obligations arising under, or otherwise relating to, this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter, the other Transaction Documents or the transactions contemplated hereby or thereby and shall be without duplication from one to the other and the Guaranteed Party, on behalf of itself and on behalf of each Company Related Party, hereby irrevocably and unconditionally waives any and all other remedies to which it or any other Company Related Party might otherwise be entitled to pursue against, and covenants not to bring any claim against in connection therewith, Guarantor, Parent, Purchaser and any other Guarantor Affiliates. Notwithstanding anything herein to the contrary, the Guarantor Affiliates are intended third party beneficiaries of this Section 4(c).

5. Termination. Each Guarantor shall automatically have no further liability or obligation, and the Guaranteed Party shall have no rights, under this Limited Guaranty from and after the earliest of (a) the occurrence of the Acceptance Time, the consummation of the Offer and the Merger, and satisfaction of the Payment Obligations, (b) the six-month anniversary of any valid termination of the Merger Agreement in accordance with its terms, unless, prior to such six-month anniversary, the Guaranteed Party has commenced a Legal Proceeding in the Chosen Court against Parent or Purchaser, under, and in accordance with, the Merger Agreement for the payment of the Guaranteed Obligations or the Guarantors under, and in accordance with, this Limited Guaranty for payment of the Guaranteed Obligations (any such Legal Proceeding, a “Qualifying Suit”), and (c) payment of the Guaranteed Obligations by or on behalf of the Guarantors and/or Parent or Purchaser in cash in an amount up to the Cap (or such lesser amount set forth in any final, non-appealable order of the Chosen Court or by written agreement of the Guarantors and the Guaranteed Party). In the event that the Merger Agreement has been validly terminated in the circumstances described in clause (b) of the preceding sentence and a Qualifying Suit is filed prior to the end of the six-month anniversary after such termination, (i) the Guarantors shall not have any further liability or obligation, and the Guaranteed Party shall have no further rights, under this Limited Guaranty from and after the earliest of (A) the rendering of a final non-appealable order of the Chosen Court in such Qualifying Suit determining that each of the Guarantors does not have any liability or obligation to the Guaranteed Party in respect of the Guaranteed Obligations, (B) a written agreement among the Guarantors and the Guaranteed Party terminating the obligations of the Guarantors with respect to the Guaranteed Obligations and (C) payment of the aggregate Pro Rata Share of the Guaranteed Obligations due and owing (or alleged to be due and owing) by or on behalf of Purchaser or the Guarantors in cash in an amount up to, but not to exceed, the Cap (or such lesser amount set forth in a final non-appealable order of the Chosen Court or by written agreement of the Guarantors and the Guaranteed Party) and (ii) for the avoidance of doubt, the Guarantors shall in no event have any liabilities or obligations under or otherwise relating to this Limited Guaranty, except for liabilities with respect to the Guaranteed Obligations pertaining to such Qualifying Suit on the terms, and subject to the conditions (including, for the avoidance of doubt, the Cap), set forth herein. Notwithstanding anything to the contrary in this Limited Guaranty, the provisions of this Limited Guaranty that are for the benefit of any Guarantor or any Guarantor Affiliate (including the provisions of Sections 4, 5, 7 and 10) shall survive indefinitely following any termination of the Guarantors’ liabilities or obligations under this Limited Guaranty and shall be enforceable by each Guarantor and each Guarantor Affiliate. Notwithstanding anything to the contrary in this Limited Guaranty, in the event that the Guaranteed Party or any of the Company Related Parties institutes any Legal Proceeding or makes any claim against any Guarantor or any Guarantor Affiliate (1) that asserts any provision of this Limited Guaranty (including Section 1 hereof) is illegal, invalid or unenforceable in whole or in part, that asserts any theory of liability against any Guarantor or any Guarantor Affiliate (other than any Retained Claim against the party(ies) with respect to which such claims are Retained Claims), or that asserts that any Guarantor is liable in excess of, or to a greater extent than, its Pro Rata Share of the Guaranteed Obligations (subject to the Cap) or that the Guarantors are liable in the aggregate in excess of, or to a greater extent than, the aggregate Pro Rata Share of the Guaranteed Obligations (subject to the Cap), (2) under, in connection with or otherwise related to this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter, the other Transaction Documents or the transactions contemplated hereby or thereby, other than a Retained Claim against the party(ies) with respect to which such claims are Retained Claims), or (3) in respect of any Retained Claim in any court, body, forum or venue other than the Chosen Court in accordance with Section 14 or other court, body, forum, or venue in any Enforcement Proceeding, then (I) the obligations of each Guarantor, and the rights of the Guaranteed party, under this Limited Guaranty shall terminate ab initio and shall thereupon be null and void, and (II) none of the Guarantors or the Guarantor Affiliates shall have any further liabilities or obligations to the Guaranteed Party or any Company Related Party under, in connection with or otherwise related to this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter, the other Transaction Documents or the transactions contemplated hereby or thereby.

6. Continuing Guaranty. Except to the extent that the obligations and liabilities of a Guarantor are terminated pursuant to the provisions of Section 5 hereof or are otherwise released, discharged or relieved pursuant to Section 2(f), this Limited Guaranty is a continuing one and shall remain in full force and effect until the payment and satisfaction in full of each Guarantor’s Pro Rata Share of the Guaranteed Obligations (subject to the Cap), shall be binding upon each Guarantor, its successors and permitted assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors and permitted assigns. All obligations to which this Limited Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. Notwithstanding anything to the contrary contained in this Limited Guaranty, the Guaranteed Party hereby agrees, on behalf of itself and the Company Related Parties, that, to the extent that all or any portion of the Guaranteed Obligations are paid in cash by or on behalf of Parent or the Guarantors, the obligations of the Guarantors under this Limited Guaranty with respect to payment of the Guaranteed Obligations shall be automatically reduced, in the aggregate, on a dollar for dollar basis.

7. Entire Agreement. This Limited Guaranty, together with the Merger Agreement, the Confidentiality Agreement, the Equity Commitment Letter and the other Transaction Documents, constitutes the entire agreement between the Guarantors, on one hand, and the Guaranteed Party, on the other hand, with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Purchaser, any Guarantor and/or any Guarantor Affiliate, on the one hand, and the Guaranteed Party and/or any Company Related Party, on the other hand.

8. Amendments and Waivers. No amendment of any provision of this Limited Guaranty shall be valid unless such amendment is in writing and signed by each party hereto. Except as otherwise set forth herein, no failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

9. No Third Party Beneficiaries. Except for the provisions of this Limited Guaranty which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereto hereby agree that their respective representations, warranties, agreements and covenants set forth herein are solely for the benefit of other parties hereto, in accordance with, and on the terms, and subject to the conditions, set forth in this Limited Guaranty, and this Limited Guaranty is not intended to, and does not, or confer upon any Person, other than the parties hereto and the Guarantor Affiliates, any rights or remedies hereunder, including the right to rely upon the representation and warranties set forth herein.

10. Counterparts. This Limited Guaranty and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

11. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) upon delivery after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

if to the Guarantors, to:

c/o Catterton Management Company L.L.C.

599 West Putnam Avenue

Greenwich, CT 06830

Attention: Marc Magliacano; Rajan Shah; Elizabeth Freechack

Email: [REDACTED]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Joshua Kogan, P.C.; Marshall P. Shaffer, P.C.; Daniel Yip

Email:     joshua.kogan@kirkland.com;

marshall.shaffer@kirkland.com; daniel.yip@kirkland.com

if to the Guaranteed Party, to:

Thorne HealthTech, Inc.

152 West 57th Street, 44th Floor

New York, New York 10019

Attention: Paul Jacobson

Email: [REDACTED]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Street, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Rich Mullen

Email: rich.mullen@wsgr.com

12. Governing Law. This Limited Guaranty, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Limited Guaranty or the negotiation, administration, performance, or enforcement of this Limited Guaranty, including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Limited Guaranty (collectively, the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

13. Consent to Jurisdiction. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any Relevant Matter (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties agrees not to commence any legal proceedings with respect to a Relevant Matter except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any state or federal court within the State of Delaware). By execution and delivery of this Limited Guaranty, each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes in connection with any Relevant Matter and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such Party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by law. The Parties hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Limited Guaranty may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR ANY OTHER RELEVANT MATTER.

15. Representations and Warranties. Each Guarantor hereby, severally (and not jointly or jointly and severally), represents and warrants to the Guaranteed Party with respect to itself that (a) it is duly organized and validly existing under the laws of its jurisdiction of organization or formation, as applicable, (b) it has all limited partnership, limited liability company, corporate or other organizational power and authority to execute and deliver, and perform its obligations under, this Limited Guaranty, (c) the execution and delivery of, and performance of its obligations under, this Limited Guaranty by it has been duly and validly authorized and approved by all necessary limited partnership, limited liability company, corporate or other organizational action by it, (d) this Limited Guaranty has been duly and validly executed and delivered by it and, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Limited Guaranty, except as may be limited by any Enforceability Limitations, (e) except for such notices, filings, authorizations, approvals or consents of or to a Governmental Authority contemplated by the Merger Agreement to be obtained or made after the date hereof or as would not materially and adversely affect the ability of such Guarantor to perform its obligations hereunder, all notices, filings, authorizations, approvals or consents of or to any Governmental Authority necessary for the due execution and delivery of, and performance of its obligations under, this Limited Guaranty by it have been obtained or made, (f) except, in the case of clause (ii), as would not materially and adversely affect the ability of such Guarantor to perform its obligations hereunder, the execution and delivery of, and performance of its obligations under, this Limited Guaranty by it does not (i) violate its organizational documents or (ii) violate any applicable law binding on it or its assets and (g) such Guarantor has uncalled capital commitments (or otherwise has available funds or sources of available funds) in amounts sufficient to pay its Pro Rata Share of the Guaranteed Obligations (subject to the Cap) under this Limited Guaranty.

16. Covenants. So long as this Limited Guaranty is in effect, the Guarantor hereby covenants and agrees that: (a) it will not take any action or omit to take any action that would or would reasonably be expected to cause or result in any of its representations and warranties set forth in Section 16 to become untrue; and (b) in the event that the Guarantor is required to make payments pursuant to the terms of this Limited Guaranty, it will call capital from its limited partners in such amounts and at such times as required to fulfill its obligation under the terms of this Limited Guaranty.

17. No Assignment. Neither any Guarantor nor the Guaranteed Party may assign their respective rights, interests or obligations hereunder to any other Person (whether by operation of law or otherwise) without the prior written consent of the Guaranteed Party (in the case of an assignment by any Guarantor) or each Guarantor (in the case of an assignment by the Guaranteed Party); provided, that each Guarantor may assign all or any portion of its rights, interest or obligations hereunder to any of its Affiliates, except that no such assignment will relieve any Guarantor of any of its obligations hereunder unless and to the extent actually performed. Any attempted assignment of this Limited Guaranty not in accordance with the terms of this Section 17 shall be void.

18. Severability. Any term or provision of this Limited Guaranty (other than terms limiting each Guarantor’s liability hereunder) that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to (a) the limitations on the amount(s) payable either individually or in the aggregate by the Guarantors (including, for the avoidance of doubt, the Cap) or the limited circumstances in which the Guaranteed Obligations are payable, in each case, set forth in Section 1 or (b) the provisions of Section 2(f), Section 4, Section 5 and this Section 18. No party hereto shall assert, and each party hereto shall cause its respective Affiliates and representatives acting on its behalf not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.

19. Headings; Construction. The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. The parties hereto have participated jointly in the negotiation and drafting of this Limited Guaranty. If any ambiguity or question of intent or interpretation arises, this Limited Guaranty shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Limited Guaranty.

20. Confidentiality. This Limited Guaranty and the Equity Commitment Letter are being provided solely in connection with the transactions contemplated by the Merger Agreement, and the Guaranteed Party agrees (on its own behalf and on behalf of the other Company Related Parties) that it will not, and will cause the other Company Related Parties not to, disclose to any Person the contents of this Limited Guaranty or the Equity Commitment Letter, except with the prior written consent of each Guarantor; provided, that no such consent shall be required for disclosures by the Guaranteed Party (a) to any other Company Related Party who needs to know such information in connection with the transactions contemplated by the Merger Agreement, so long as such Company Related Party keeps such information confidential on terms substantially identical to the terms contained in this Section 20 and the Guaranteed Party is (without limiting any other rights or remedies of a Guarantor or a Guarantor Affiliate) liable for any such breach by a Company Related Party, (b) as required by applicable law or a Governmental Authority having competent jurisdiction, (c) to the extent the contents of this Limited Guaranty or the Equity Commitment Letter are publicly disclosed or otherwise publicly available other than as a result of a disclosure by the Guaranteed Party in breach of this Limited Guaranty, (d) to the extent reasonably necessary in order to enforce its rights under, arising out of, and/or in accordance with this Limited Guaranty, the Equity Commitment Letter, or the Merger Agreement or otherwise to prosecute a Retained Claim or defend any counterclaims in connection therewith.

21. Relationship of the Parties. Each party acknowledges and agrees that (a) this Limited Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto, and none of this Limited Guaranty or any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each Guarantor under this Limited Guaranty are solely contractual in nature and (c) the determination of each Guarantor to enter into this Limited Guaranty was independent of each other.

22. Definitions. For purposes of this Limited Guaranty, (a) “Guarantor Affiliate” means, with respect to any Guarantor, (i) such Guarantor’s former, current or future Affiliates (including, for the avoidance of doubt, Parent), (ii) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interests, officers, members, managers, directors, employees, agents, principals, controlling Persons, management companies, portfolio companies, Affiliates, lenders or prospective lenders, lead arrangers, arrangers, other financing sources or prospective financing sources or other Representatives of such Guarantor or any of the Persons described in sub-clause (i), or (iii) any successor, heir or assignee of such Guarantor or any the foregoing Persons described in sub-clause (i) or (ii), (b) “Representatives” of any Person means such Person’s Affiliates and its and their respective direct and indirect equity holders, controlling Persons, limited partners, general partners, directors, officers, employees, members, managers, advisors, agents or other representatives and (c) “Retained Claims” means, collectively, claims by (i) the Guaranteed Party against Parent and/or Purchaser under, arising out of, and/or in accordance with the terms of the Merger Agreement, (ii) any party to the Confidentiality Agreement against any other party thereto under, arising out of, and/or in accordance with, the terms of the Confidentiality Agreement, (iii) the Guaranteed Party seeking to enforce the Specific Performance Rights (as defined in the Equity Commitment Letter) or its express third party beneficiary rights pursuant to paragraph 10 of the Equity Commitment Letter under, arising out of, and/or in accordance with the terms of the Equity Commitment Letter, or (iv) the Guaranteed Party against any Guarantor under, arising out of, and/or in accordance with the terms of this Limited Guaranty (it being understood that, for the avoidance of doubt, for purposes of this definition of “Retained Claims”, claims under, arising out of, and/or in accordance with the terms of a referenced contract shall include (x) claims of any failure to comply with or alleged failure to comply with or breach or alleged breach of any representation, warranty, covenant, agreement or obligation under or related to such contract and (y) claims for an injunction, specific performance and/or other equitable relief to prevent breaches (or threatened breaches) of such contract and to enforce specifically the terms of such contract in each case subject to the limitations set forth therein.

*****

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guaranty as of the date first written above.

GUARANTORS:

L CATTERTON X, L.P.

By:	L Catterton Managing Partner X, L.P.
Its:	General Partner

By:	LC10 Management, LLC
Its:	General Partner

By:	/s/ Marc Magliacano
Name:	Marc Magliacano
Title:	Authorized Signatory

L CATTERTON X OFFSHORE, L.P.

By:	L Catterton Managing Partner X, L.P.
Its:	General Partner

By:	LC10 Management, LLC
Its:	General Partner

By:	/s/ Marc Magliacano
Name:	Marc Magliacano
Title:	Authorized Signatory

[Signature Page to Limited Guaranty]

GUARANTEED PARTY:

THORNE HEALTHTECH, INC.

By:	/s/ Paul F. Jacobson
Name:	Paul F. Jacobson
Title:	Chief Executive Officer

[Signature Page to Limited Guaranty]

SCHEDULE 1

Percentage Commitment

Guarantor	Pro Rata Share
L Catterton X, L.P.	43.55708%
L Catterton X Offshore, L.P	56.44292%
Total	100%